EXHIBIT 99.1

  Industrial Real Estate Expert Joins the Equinix Board of Directors

    FOSTER CITY, Calif.--(BUSINESS WIRE)--Feb. 20, 2007--Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced that Irving F. Lyons, III has joined its board of directors, increasing the size of its board to six members. Mr. Lyons is the Principal at Lyons Asset Management, a California-based private investment firm.

    Mr. Lyons has spent his entire career in industrial real estate. Prior to founding Lyons Asset Management, Mr. Lyons served as co-chairman and chief investment officer for Prologis, the world's largest industrial real estate investment trust (REIT) specializing in the acquisition, development, and ownership of distribution facilities, where he was responsible for all investment activities during a period of rapid expansion.

    Mr. Lyons currently serves on the board of directors of BRE, a multi-facility REIT of $2.5 billion, where he serves on the Compensation Committee as well as the Real Estate (Investment)
Committee. He is also on the UC Berkeley Foundation board of directors, where he serves on the Investment Committee. Mr. Lyons holds a bachelor's degree in Industrial Engineering from UC Berkeley, and an MBA from Stanford University.

    About Equinix

    Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company's Internet Business Exchange(TM) (IBX(R)) centers in 10 markets in the U.S. and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

    This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in recently built out data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; the results of any litigation relating to past stock option grants and practices; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

    Equinix and IBX are registered trademarks of Equinix, Inc.
Internet Business Exchange is a trademark of Equinix, Inc.

    CONTACT: K/F Communications, Inc.
             David Fonkalsrud, 415-255-6506 (Equinix Media Contact) dave@kfcomm.com